EXHIBIT 99.1

Adeona Announces Equity Financing and Clinical Update

Ann Arbor, MI – July 6, 2010 - Adeona Pharmaceuticals, Inc., (AMEX:AEN – News) announced today that on July 2, 2010, it completed an equity financing of $1 million with a single institutional investor, Seaside 88, L.P.  The financing involved the sale of 1,212,121 registered shares of common stock and no warrants.  Enclave Capital served as placement agent and will receive a 7% cash commission and 5-year warrants to acquire 60,606 shares of Adeona at $1.32 per share.  The use of proceeds is intended for general corporate purposes.

Separately, Adeona announced the completion of 75% enrollment in Part 2 of Adeona’s 60 patient clinical study of oral Zinthionein ZC for Alzheimer’s disease and mild cognitive impairment entitled, A Prospective, Randomized, Double Blind Trial of a Novel Oral Zinc Cysteine Preparation in Alzheimer's Disease (CopperProof-2).  For further information see, http://clinicaltrials.gov/ct2/show/study/NCT01099332.

Adeona is also providing guidance today that it expects to complete the CopperProof-2 clinical study and announce results in the first quarter of 2011.  If successful, Adeona and/or its marketing partner(s) should be eligible to immediately begin marketing Zinthionein ZC as a prescription medical food intended for the dietary management of Alzheimer’s and mild cognitive impairment.

The CopperProof-2 study represents the first controlled clinical study of oral zinc therapy for Alzheimer’s disease and mild cognitive impairment. Part 2 of the CopperProof-2 study is designed as a 60-subject comparator study. Subjects are randomized on a 50:50 basis to receive either Zinthionein ZC or matching placebo. After 3 and 6 months on clinical trial material, serum measurements of zinc and copper are taken, and any changes in cognitive function using standard clinical tests used in Alzheimer’s disease and mild cognitive impairment are recorded.

The completion of 75% enrollment follows Adeona’s announcement of completion of 50% enrollment less than one month ago as well as Adeona’s April 14th announcement of positive results from Part 1 of the CopperProof-2 study. Part 1 demonstrated a substantially lower incidence of adverse effects in Alzheimer’s disease and mild cognitive impairment subjects (33% versus 100%) in favor of Zinthionein ZC (containing 150 mg of elemental zinc acetate and 100 mg of cysteine) compared to Galzin® (containing either 50 mg or 100 mg of elemental zinc as zinc acetate). Zinthionein ZC also demonstrated superior serum zinc bioavailability in Alzheimer’s disease and mild cognitive impairment subjects compared to both the 50 mg and 100 mg dose levels of Galzin®.

“We are very pleased to have Seaside 88 as a new investor in Adeona.  We also consider the rapid enrollment in our CopperProof-2 clinical trial as an excellent indication of the high clinical need for a potential disease modifying therapy in Alzheimer’s disease and mild cognitive impairment, especially one that is convenient, tolerable and also having a substantial history of safety.  Should our CopperProof-2 study prove successful, we believe that Zinthionein ZC is now well positioned to represent the first commercially available disease-modifying therapy for Alzheimer’s disease and mild cognitive impairment, a multibillion dollar market opportunity,” stated James S. Kuo, MD, MBA, Adeona’s Chief Executive Officer.

The CopperProof-2 study represents the first controlled clinical study of oral zinc therapy for Alzheimer’s disease and mild cognitive impairment. Part 2 of the CopperProof-2 study is designed as a 60-subject comparator study. Subjects are randomized on a 50:50 basis to receive either Zinthionein ZC or matching placebo. After 3 and 6 months on clinical trial material, serum measurements of zinc and copper are taken, and any changes in cognitive function using standard clinical tests used in Alzheimer’s disease and mild cognitive impairment are recorded.

The completion of 75% enrollment follows Adeona’s announcement of completion of 50% enrollment less than one month ago as well as Adeona’s April 14th announcement of positive results from Part 1 of the CopperProof-2 study. Part 1 demonstrated a substantially lower incidence of adverse effects in Alzheimer’s disease and mild cognitive impairment subjects (33% versus 100%) in favor of Zinthionein ZC (containing 150 mg of elemental zinc acetate and 100 mg of cysteine) compared to Galzin® (containing either 50 mg or 100 mg of elemental zinc as zinc acetate). Zinthionein ZC also demonstrated superior serum zinc bioavailability in Alzheimer’s disease and mild cognitive impairment subjects compared to both the 50 mg and 100 mg dose levels of Galzin®.

Background of the CopperProof-2 Clinical Study and Zinc for Alzheimer’s Disease and Mild Cognitive Impairment
Observations by Adeona scientists and other scientists of sub-clinical zinc deficiency in Alzheimer’s disease patients1,2 plus a body of published literature that chronic elevated copper exposure contributes to the progression of Alzheimer’s disease and mild cognitive impairment prompted the present CopperProof-2 clinical study. A small and uncontrolled zinc therapy study in Alzheimer’s disease patients published in 19923 demonstrated cognitive improvements in 80% of subjects. In some subjects, the improvement was detectable after only 3 months of administering zinc. Due to significant gastrointestinal side effects associated with oral zinc administration, the study was temporarily suspended and injectable zinc was used to finish the study, emphasizing the clinical utility of a convenient and well-tolerated oral zinc therapy such as Zinthionein ZC.

Alzheimer’s disease can affect the entire brain but it is particularly associated with loss of tissue in the hippocampus, the area in the brain responsible for several functions including short-term memory retention and processing. The hippocampus has one of the highest concentrations of zinc in the brain. Hippocampal zinc is thought to play a role in hundreds of protective enzymes and other systems, including those that detoxify amyloid beta, an abnormally folded peptide that accumulates in aging and is a biomarker for Alzheimer’s disease. When cerebrospinal fluid zinc is low, levels of the particularly toxic beta amyloid 42 are elevated.4

Hippocampal zinc serves as a neurotransmitter, and also modulates a specific excitatory neuroreceptor, the NMDA (N-methyl-D-aspartic acid) receptor. If the neuroexcitation goes uncontrolled, there is a derangement of brain tissue function, and possibly neuronal death.5 By elevating cerebrospinal fluid zinc, NMDA receptor excitation may be better controlled, improving tissue function and thereby acute cognition and tissue survival, as may have been seen in the 1992 study. NMDA-receptor antagonists now available for Alzheimer’s, including Namenda and Axura, annually sell an estimated $2.6 billion.

References:
1 Brewer JG, Kanzer SH, Zimmerman E, Heckman S, Newsome D. Sub-clinical zinc deficiency found in Alzheimer’s disease. Presentation P4-313, International Congress on Alzheimer’s Disease. Vienna, Austria; July, 2009.
2 Baum L, ChanI H, Cheung SH et al. Serum zinc is decreased in Alzheimer’s disease and serum arsenic correlates positively with cognitive ability. Biometals. 2010; 23: 173-179.
3 Constantinides J. Treatment of Alzheimer’s disease by zinc compounds. Drug Develop. Res. 1992; 27: 1-14.
4 Strozyk D, Launer LJ, Adlard PA, et al. Zinc and copper modulate Alzheimer abeta levels in human cerebrospinal fluid. Neurobiol. Aging. 2009; 30: 1069-1077.
5 Izumi Y, Auberson YP, Zorumski CF. Zinc modulates bidirectional hippocampal plasticity by effects on NMDA receptors. J Neurosci. 2006; 26(27): 7181-7188.

About Zinthionein ZC
Zinthionein ZC is a once-daily, gastroretentive, sustained-release, oral tablet formulation of zinc and cysteine. Zinc, an essential nutrient, participates as a necessary factor in the activity of over 200 enzymes and the DNA binding capacity of over 400 nuclear regulatory elements. Zinc may also directly participate in antioxidant protection by reducing the susceptibility of sulfhydril groups to damage by oxidative free radicals. Cysteine is an amino acid that has potent anti-oxidant properties and is a necessary component of the copper/zinc-binding protein, metallothionein.  Zinthionein ZC was invented and developed by Adeona scientists to achieve the convenience of once-daily dosing, high oral bioavailability and to minimize gastrointestinal side effects associated with other commercially available, oral zinc products. All of Zinthionein ZC's constituents have GRAS (Generally Regarded as Safe) status. Adeona is developing Zinthionein ZC as a prescription medical food for the dietary management of Alzheimer's disease and mild cognitive impairment. Zinthionein ZC is protected by multiple U.S. and international pending patent applications held by Adeona.

About Adeona Pharmaceuticals, Inc.
Adeona (AMEX:AEN) is a pharmaceutical company developing new medicines for serious central nervous systems diseases. Adeona’s primary strategy is to in-license clinical-stage drug candidates that have already demonstrated a certain level of clinical efficacy and develop them to an inflection point in valuation resulting in a significant development and marketing collaboration. Trimesta (estriol) is an investigational oral drug for the treatment of relapsing remitting multiple sclerosis. A 150-patient, 16-center, randomized, double-blind, placebo-controlled clinical trial is currently underway. Effirma (flupirtine) is a centrally-acting investigational oral drug for the treatment of fibromyalgia syndrome. Adeona has entered into a potential $17.5 million corporate partnership with Meda AB. As part of the agreement, Meda will assume all future development costs while Adeona is entitled to receive milestone payments and royalties. Zinthionein ZC (zinc cysteine) is an oral, gastro-retentive, sustained-release medical food candidate being developed for the dietary management of Alzheimer’s disease and mild cognitive impairment. A 60-patient randomized double-blind, placebo-controlled clinical study is currently underway. dnaJP1 (hsp peptide) is an investigational oral drug for the treatment of rheumatoid arthritis. It has completed a 160-patient, multi-center, randomized, double-blind, placebo-controlled clinical trial. ZincMonoCysteine (zinc-monocysteine) is an investigational oral drug for the treatment of dry age-related macular degeneration. It has completed an 80-patient, randomized, double-blind, placebo-controlled clinical trial. Further information on the company is available at www.adeonapharma.com

This release includes forward-looking statements on Adeona's current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding expected completion date of the oral Zinthionein clinical trial and results of the trial. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in Adeona's forward-looking statements include, among others, a failure to complete the trial when anticipated, a failure of the trial to achieve desired results or  a failure to successfully commercialize products and other factors described in Adeona's report on Form 10-K for the year ended December 31, 2009 and any other filings with the SEC. The information in this release is provided only as of the date of this release, and Adeona undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law. Zinthionein ZC ™  is a trademark of Adeona and Galzin® is a registered trademark of Gate Pharmaceuticals, Inc.

For further information, please contact:
James S. Kuo, MD, MBA
Chief Executive Officer
734-332-7800